Exhibit 10.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of June, 2009, by and among GreenMan Technologies, Inc., a Delaware corporation (the “Licensee”), American Power Group, Inc., an Iowa corporation (the “Licensor”), and Morse, Barnes-Brown & Pendleton, P.C. (the “Escrow Agent”).

WHEREAS, the Licensee and the Licensor have entered into an Exclusive Patent License Agreement dated as of June 17, 2009 (the “License”), pursuant to which the Licensor is licensing to the Licensee certain Patent Rights in exchange for the issuance by the Licensee of 2,000,000 shares (the “Shares”) of the Licensee’s common stock, par value $0.01 per share (the “Licensee’s Common Stock”); and

WHEREAS, the License contemplates the establishment of an escrow arrangement to secure rights to indemnification of the Licensee under the License;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1     Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the License

ARTICLE II

ESCROW AND INDEMNIFICATION

Section 2.1     Shares Placed in Escrow. Upon the execution of the License, and in accordance with the License, the Licensee shall issue and deliver to the transfer agent for the Licensee’s Common Stock (the “Transfer Agent”) irrevocable instructions to issue to the Escrow Agent a certificate representing 500,000 Shares (the “Escrow Shares”), such Shares to be held in escrow on behalf of the Licensor in accordance with this Agreement. The Licensor shall be deemed to be the beneficial owner of that the Escrow Shares. The Escrow Shares shall collectively constitute an escrow fund (the “Escrow Fund”) with respect to the indemnification rights of Licensee under the License. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

Section 2.2     Voting of Escrow Shares. The Escrow Agent shall have no duty to exercise any voting rights with respect to the Escrow Shares unless and until it shall have been instructed in writing by the Licensor. In the event that the Licensor provides written instructions with respect to the voting of the Escrow Shares beneficially owned by the Licensor with respect to any matter that may be submitted to a vote of the Licensee’s stockholders, the Escrow Agent shall use its reasonable commercial efforts to vote the Escrow Shares beneficially owned by the Licensor in accordance with such written instructions.

Section 2.3     Dividends, Etc.

(a)     Ordinary cash dividends, if any, paid to the Escrow Agent in respect of the Escrow Shares may, at the direction of the Licensor, be distributed to the Licensor, free and clear of any rights of the Licensee created by this Agreement.

(b)      The parties agree that any shares of the Licensee’s Common Stock or other property (other than ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving the Licensee) shall not be distributed or issued to the beneficial owner of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account as part of the Escrow Fund. Any securities or other property received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of shares of the Licensee’s Common Stock, payment of a stock dividend or other stock distribution in or on shares of the Licensee’s Common Stock, or change of the Licensee’s Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Licensee, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Escrow Shares.

Section 2.4     Transferability. The interest of the Licensor in the Escrow Fund and in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No assignment or transfer of any of such interest by operation of law shall be recognized or given effect until the Licensee and the Escrow Agent shall have received written notice of such assignment or transfer.

Section 2.5     Fractional Shares. No fractional shares of the Licensee’s Common Stock or other securities shall be retained in or released from the Escrow Account pursuant to this Agreement. In connection with any release of Escrow Shares from the Escrow Account, the Licensee and the Escrow Agent shall be permitted to “round down” or to follow such other rounding procedures as the Licensee reasonably determines to be appropriate in order to avoid retaining any fractional shares in the Escrow Account and in order to avoid releasing any fractional shares from the Escrow Account.

Section 2.6     Trust Fund. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of the Licensor or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Fund until the 1st anniversary of the date of this Agreement (the “Escrow Release Date”); provided, however, that if the Escrow Agent has received from the Licensee a Claim Notice (as such term is defined below) setting forth a claim that has not been resolved by the Escrow Release Date, then the Escrow Agent shall hold and safeguard the Escrow Fund until the claim has been resolved and the Escrow Fund has been released in accordance with this Agreement.

Section 2.7     Escrow Fund Non-Exclusive. The Shares and the Escrow Fund created under this Agreement shall be for the convenience of the parties, but neither this Agreement, nor any provision hereof, nor the existence of the Escrow Fund, shall be deemed to limit the right of the Licensee to indemnification in any amount under the License.

ARTICLE III

ADMINISTRATION OF ESCROW ACCOUNT

Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

Section 3.1     Claim Notice. If the Licensee has or claims to have incurred or suffered damages for which it is or may be entitled to indemnification under Section 8.1 of the License, the Licensee may, on or prior to the Escrow Release Date, deliver a claim notice (a “Claim Notice”) to the Licensor and to the Escrow Agent. Each Claim Notice shall (a) allege the existence of an inaccuracy in or breach of a representation, warranty or covenant contained in the License or other circumstances under which indemnification under Section 8.1 of the License is appropriate, (b) contain a brief description of the circumstances supporting the Licensee’s belief that it is entitled to indemnification, and (c) to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of the damages the Licensee claims to have so incurred or suffered (the “Claimed Amount”).

Section 3.2     Response Notice. Within 30 days after receipt by the Licensor of a Claim Notice, the Licensor may deliver to the Licensee and to the Escrow Agent a written response (the “Response Notice”) in which the Licensor either: (a) agrees that Escrow Shares (or other property held in the Escrow Account) collectively having a “Stipulated Value” (as defined below) equal to the full Claimed Amount may be released from the Escrow Account to the Licensee; (b) agrees that Escrow Shares (or other property held in the Escrow Account) collectively having a Stipulated Value equal to part, but not all, of the Claimed Amount (the “Agreed Amount”) may be released from the Escrow Account to the Licensee; or (c) indicates that no part of the Escrow Fund may be released from the Escrow Account to the Licensee in respect of the Claimed Amount. Any part of the Claimed Amount that is not agreed to be released to the Licensee pursuant to the Response Notice shall be the “Contested Amount.” If a Response Notice is not received by the Escrow Agent within such 30-day period, then the Licensor shall be conclusively deemed to have agreed that Escrow Shares (or other property held in the Escrow Account) collectively having a Stipulated Value equal to the full Claimed Amount may be released to the Licensee from the Escrow Account.

Section 3.3     Release of Shares. If the Licensor delivers a Response Notice agreeing that Escrow Shares (or other property held in the Escrow Account) collectively having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to the Licensee, or if the Licensor does not deliver a Response Notice on a timely basis in accordance with Section 3.2, the Escrow Agent shall within ten business days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within ten business days following the expiration of the 30-day period referred to in Section 3.2), deliver to the Licensee such Escrow Shares (or other property). Such payment shall be deemed to be made in full satisfaction of the claim described in such Claim Notice.

Section 3.4     Partial Release. If the Licensor delivers a Response Notice agreeing that Escrow Shares (or other property held in the Escrow Account) collectively having a Stipulated Value equal to less than the full Claimed Amount may be released from the Escrow Account to the Licensee, the Escrow Agent shall, within ten business days following the receipt of such Response Notice, deliver to the Licensee Escrow Shares (or other property held in the Escrow Account) collectively having a Stipulated Value equal to the Agreed Amount. Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice, but shall count toward the satisfaction of the claim described in such Claim Notice.

Section 3.5     Contested Amounts. If the Licensor delivers a Response Notice indicating that there is a Contested Amount, the Licensor and the Licensee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Licensee and the Licensor resolve such dispute, such resolution shall be binding on the Licensor and the Licensee and a settlement agreement shall be signed by the Licensee and the Licensor and sent to the Escrow Agent, which shall, upon receipt thereof, if applicable, release Escrow Shares (or other property held in the Escrow Account) from the Escrow Account in accordance with such agreement. Unless and until the Escrow Agent shall receive written notice that any such dispute has been resolved by the Licensee and the Licensor, the Escrow Agent may assume without inquiry that such dispute has not been resolved.

Section 3.6     Arbitration. If the Licensor and the Licensee are unable to resolve the dispute relating to any Contested Amount within 60 days after the delivery of the Claim Notice, then the claim described in the Claim Notice shall be settled by mediation and, if necessary, binding arbitration, all in accordance with the provisions of Section 11.8(b) of the License. The decision of the arbitrator shall relate solely: (a) to whether the Licensee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Licensee is entitled to recover; and (b) to the determination of the non-prevailing party as provided below. The final decision of the arbitrator shall be furnished to the Licensor, the Licensee and the Escrow Agent in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Licensor, the Licensee and the Escrow Agent and shall not be contested by any of them. The costs of the arbitration shall be borne in accordance with 11.8(b) of the License, provided, however, that the non-prevailing party in any arbitration shall pay the reasonable fees and expenses (including reasonable attorneys’ fees) of the Escrow Agent. For purposes of this Section 3.6, the non-prevailing party shall be determined solely by the arbitrator.

Section 3.7     Release Following Resolution of Arbitration. The Escrow Agent shall release Escrow Shares (or other property held in the Escrow Account) from the Escrow Account in connection with any Contested Amount within ten business days after the delivery to it of: (a) a copy of a settlement agreement executed by the Licensee and the Licensor setting forth instructions to the Escrow Agent as to the number of Escrow Shares (or other property held in the Escrow Account), if any, to be released from the Escrow Account, with respect to such Contested Amount; or (b) a copy of the award of the arbitrator referred to and as provided in Section 3.6 setting forth instructions to the Escrow Agent as to the number of Escrow Shares (or other property held in the Escrow Account), if any, to be released from the Escrow Account, with respect to such Contested Amount.

ARTICLE IV

RELEASE OF ESCROW SHARES

Section 4.1     Release Following Escrow Release Date. Within 20 business days after the Escrow Release Date, the Escrow Agent shall distribute or cause to be distributed to the Licensor at the Licensor’s address the Escrow Shares (or other property held in the Escrow Account), if any, then held in escrow; provided, however, that if prior to the Escrow Release Date, the Licensee has given a Claim Notice containing a claim that has not been resolved prior to the Escrow Release Date in accordance with Article III, the Escrow Agent shall retain in the Escrow Account after the Escrow Release Date Escrow Shares collectively having a Stipulated Value equal to 120% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims that have not then been resolved. The parties acknowledge that it is appropriate to retain more than 100% of the Claimed Amount in the Escrow Account in recognition of the fact that the Licensee may have underestimated the aggregate amount of the actual and potential damages arising from a particular breach or other matter.

Section 4.2     Delivery to Transfer Agent.

(a)      Whenever a distribution of Escrow Shares is to be made from the Escrow Account, the Escrow Agent shall deliver to the Transfer Agent one or more stock certificates, representing collectively at least that number of Escrow Shares which is to be released, together with written instructions for the Transfer Agent to (i) register the appropriate numbers of Escrow Shares in the name(s) of the appropriate person(s) and to deliver the new certificate(s) to such person(s), and (ii) register the balance, if any, of the Escrow Shares represented by such surrendered certificates in the name of the Escrow Agent and to deliver the new certificate representing such balance to the Escrow Agent. For purposes of this Agreement, the Escrow Agent shall be deemed to have delivered Escrow Shares to the person entitled to them when the Escrow Agent has delivered such certificate(s) to the Transfer Agent with the foregoing instructions. Distributions of Escrow Shares shall be made to Licensee or the Licensor, as appropriate, at their respective addresses as set forth on the signature page to this Agreement.

(b)      As of the date of this Agreement, the Transfer Agent is American Stock Transfer & Trust Licensor, Inc. and the mailing address of the Transfer Agent is 59 Maiden Lane, Plaza Level, New York, NY 10038. The Licensee will not change transfer agents without giving the Escrow Agent and the Licensor 30 days’ prior written notice of such change.

  ARTICLE V

  VALUATION OF ESCROW SHARES, ETC.

Section 5.1     Stipulated Value. For purposes of this Agreement, and except as provided in Section 5.2, the “Stipulated Value” of the Escrow Shares shall be deemed to be $0.23 per Escrow Share (i.e., the average of the last trading price per share of the Licensee’s Common Stock on the OTC Bulletin Board for the ten (10) consecutive trading days immediately preceding the date of this Agreement), irrespective of the actual fair market value of such Escrow Shares. The Stipulated Value of any non-cash property (other than Escrow Shares) received by the Escrow Agent in exchange for Escrow Shares and held in the Escrow Account shall be equal to the Stipulated Value of the Escrow Shares for which such property was exchanged.

Section 5.2     Stock Splits. All numbers contained in, and all calculations required to be made pursuant to, this Agreement with respect to the Escrow Shares shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by the Licensee after the date hereof; provided, however, that the Escrow Agent shall have received notice of such stock split or other action and shall have received the appropriate number of additional shares of the Licensee’s Common Stock or other property pursuant to Section 2.3. In the event of any such stock split or other similar occurrence, the Licensee shall deliver to the Licensor and the Escrow Agent a statement setting forth the new number of Escrow Shares held in the Escrow Fund. Unless and until the Escrow Agent receives the certificates representing additional shares of the Licensee’s Common Stock or other property pursuant to Section 2.3, the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Escrow Shares.

  ARTICLE VI

  CONCERNING THE ESCROW AGENT

Section 6.1     Fees and Expenses.

(a)     The Escrow Agent will be entitled to reasonable compensation for its ordinary services under this Agreement, such services to be charged at the Escrow Agent’s then-prevailing standard hourly rates for legal services. The Escrow Agent shall be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred in the performance of its duties hereunder. All such fees and expenses shall be paid by the Licensee.

(b)     In the event that the Escrow Agent renders any services jointly requested by the Licensee and the Licensor that are not provided for in this Agreement or there is any assignment of any interest in the subject matter of this escrow or modification of any interest, the Escrow Agent will be reasonably compensated for such extraordinary services (to be charged at its then-prevailing standard hourly rates for legal services), and will be reimbursed for all reasonable costs, third-party, unaffiliated attorneys’ fees and expenses occasioned thereby, which compensation, costs, fees and expenses shall be paid by the party requesting such additional service or whose interest is assigned or modified.

Section 6.2     Responsibility of the Escrow Agent.

(a)     If any party to this Agreement disagrees on anything connected with this escrow, (i) the Escrow Agent will not have to settle the matter, (ii) the Escrow Agent may wait for a settlement by appropriate legal proceedings or other means it may require, and in such event it will not be liable for interest or damages, and (iii) the Escrow Agent is entitled to hold the assets deposited in the Escrow Account pending settlement of the disagreement by any of the above means.

(b)     The Escrow Agent is to act as a depository agent only and is hereby relieved of any liability in connection with any representations made by the other parties hereto or any of their agents.

Section 6.3     Limitation of Escrow Agent’s Liability.

(a)     The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document (other than the License), and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

(b)     The Licensee and the Licensor hereby jointly and severally agree to indemnify the Escrow Agent and its shareholders, officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense arising under this Agreement, including, but not limited to reasonable attorneys’ fees and expenses, unless such loss, liability or expense is due to the gross negligence or willful misconduct on the part of the Escrow Agent. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 6.4     Acknowledgement and Waiver of Potential Conflict. The Licensor acknowledges and agrees that (a) the Escrow Agent has served as legal counsel to the Licensee in connection with the negotiation and execution of the License and the other agreements and documents executed in connection therewith and the transactions contemplated thereby; (b) the Escrow Agent may be deemed to have a conflict of interest in serving as Escrow Agent hereunder; and (c) the Escrow Agent has agreed to serve as Escrow Agent hereunder at the mutual request of, and as an accommodation to, the Licensee and the Licensor. Accordingly, the Licensee and the Licensor each (i) irrevocably waive any such conflict, and any objection thereto, to the fullest extent of the law, and (ii) agree not to raise any objection to the existence of such conflict of interest in connection with the performance of this Escrow Agreement or any dispute among the parties with respect thereto.

Section 6.5     Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the Licensee and the Licensor. Such resignation shall take effect not less than 30 days after such notice is given. In such event, the Licensee may appoint a successor Escrow Agent. If the Licensee fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from the Licensee as to the transfer of the Escrow Fund to a successor escrow agent.

  ARTICLE VII

  GENERAL PROVISIONS; ADDITIONAL AGREEMENTS

Section 7.1     Termination. This Agreement shall terminate on the Escrow Release Date or, if earlier, upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Agreement; provided, however, that if the Escrow Agent has received from the Licensee a Claim Notice setting forth a claim that has not been resolved by the Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Fund released in accordance with this Agreement.

Section 7.2     Notices. Any notices, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other party. Notices will be deemed effective (a) three (3) working days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand.  Unless changed in writing in accordance with this Section, the notice address for each of the Parties shall be as follows:

If to the Licensee:

GreenMan Technologies, Inc.
7 Kimball Lane
Lynnfield, Massachusetts 01940
Attention: Mr. Charles E. Coppa
Telephone: (781) 224-2411
Facsimile: (781) 224-0114

If to the Licensor:

American Power Group, Inc.
61 Smith Circle
Algona Iowa, 50511
Attention: ____________________
Telephone: ___________________
Facsimile: ____________________

If to the Escrow Agent:

Morse, Barnes-Brown & Pendleton, P.C.
Reservoir Place
1601 Trapelo Road
Waltham, Massachusetts 02451
Attention: Carl F. Barnes
Telephone: (781) 622-5930
Facsimile: (781) 622-5933

Any party may change its address for receiving notices by giving written notice of such change to the other party in accordance with this Section 7.2.

Section 7.3     Waiver of Jury Trial. If this Agreement is found to be not subject to arbitration, each party irrevocably agrees that all legal proceedings will be tried in a court of competent jurisdiction by a judge without a jury. Each party waives any right to a jury trial in any such proceeding and agrees to take, or not to take, such action as is appropriate to give effect to this provision.

Section 7.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one in the same instrument.

Section 7.5     Amendment; Waiver. This Agreement may be amended, modified or supplemented by a writing signed by the parties against whom enforcement of any amendment is sought. Any party hereto may, by a written signed instrument, extend the time for or waive the performance of any of the obligations of any other party hereto or waive compliance by such other party with any of the covenants or conditions contained herein.

Section 7.6     Entire Agreement. This Agreement, together with the License, constitutes the entire agreement among the parties, and there are no agreements, understandings, restrictions, warranties, or representations between the parties other than those set forth or provided for in this Agreement relating to the subject matter hereof.

Section 7.7     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Licensee and the Licensor; provided, however, that the Licensee may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Licensee nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 7.8     Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 7.9     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.10     Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws.

Section 7.11     No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 7.12     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

Section 7.13     Tax Reporting Information and Certification of Tax Identification Numbers.

(a)     The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Licensor.

(b)     The Licensee and the Licensor agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first written above.

THE LICENSEE:

GREENMAN TECHNOLOGIES, INC.

By: /s/ Lyle Jensen
Lyle Jensen, President and CEO

STATE OF IOWA, POLK COUNTY, SS:

On this 17 day of June, 2009, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Lyle Jensen, to me personally known, who being by me duly sworn, did say that he is the President and CEO of said corporation; that said instrument was signed on behalf of said corporation by authority of its Board of Directors; and that the said Lyle Jensen as such officer, acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it and by them voluntarily executed.

/s/ Sandra M. Batt
NOTARY PUBLIC IN AND FOR THE
STATE OF IOWA

THE LICENSOR:

AMERICAN POWER GROUP, INC.

By: /s/ Rick Kremer
_________________, President

STATE OF OHIO, DARKE COUNTY, SS:

On this 17 day of June, 2009, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Rick Kremer, to me personally known, who being by me duly sworn, did say that he is the President of said corporation; that said instrument was signed on behalf of said corporation by authority of its Board of Directors; and that the said Rick Kremer as such officer, acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it and by them voluntarily executed.

/s/ Wendy Altman
NOTARY PUBLIC IN AND FOR THE
STATE OF IOWA

THE ESCROW AGENT:

MORSE, BARNES-BROWN & PENDLETON, P.C.

By: /s/ Carl F. Barnes
Carl F. Barnes, Vice President

COMMONWEALTH OF MASSACHUSETTS, MIDDLESEX COUNTY, SS:

On this 17 day of June, 2009, before me, the undersigned, a Notary Public in and for said County and Commonwealth, personally appeared Carl F. Barnes, to me personally known, who being by me duly sworn, did say that he is the Vice President of said corporation; that said instrument was signed on behalf of said corporation by authority of its Board of Directors; and that the said Carl F. Barnes as such officer, acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it and by them voluntarily executed.

/s/ Demetrios G. Mandilas
NOTARY PUBLIC IN AND FOR THE
COMMONWEALTH OF MASSACHUSETTS